                                                                    EXHIBIT 99.1

                [LETTERHEAD OF ARTHUR ANDERSEN LLP APPEARS HERE]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the combined financial statements of Melita International Corporation, Melita Europe Limited, and Inventions, Inc. included in this registration statement and have issued our report thereon dated February 28, 1997. Our audit was made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. Schedule II identified in Item 16(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the combined financial data to be set forth therein in relation to the basic combined financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 28, 1997